Exhibit 99.1

Gulf Island Fabrication, Inc. Reports Fourth Quarter Earnings

HOUMA, La.--(BUSINESS WIRE)--February 27, 2012--Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported a net income of $1.8 million ($.12 diluted EPS) on revenue of $88.4 million for its fourth quarter ended December 31, 2011, compared to net income of $1.7 million ($.12 diluted EPS) on revenue of $43.0 million for the fourth quarter ended December 31, 2010. Net loss for the twelve months ended December 31, 2011 was $1.8 million ($.13 diluted loss per share) on revenue of $307.8 million, compared to net income of $13.1 million ($.90 diluted EPS) on revenue of $248.3 million for the twelve months ended December 31, 2010. Included in the reported loss was a $7.7 million pre-tax charge in the first quarter related to the total impairment of an insurance claim.

The company had a revenue backlog of $614.5 million and a labor backlog of approximately 4.6 million man-hours at December 31, 2011, including commitments received through February 27, 2012, compared to a revenue backlog of $486.1 million and a labor backlog of 3.8 million man-hours reported as of December 31, 2010.

SELECTED BALANCE SHEET INFORMATION
(in thousands)

	December 31,	December 31,
	2011	2010
Cash and cash equivalents	$55,287	$88,072
Total current assets	177,913	130,622
Property, plant and equipment, at cost,net	216,722	197,652
Total assets	395,935	334,856
Total current liabilities	75,987	18,511
Debt	0	0
Shareholders' equity	282,799	287,192
Total liabilities and shareholders' equity	395,935	334,856

The management of Gulf Island Fabrication, Inc. will hold a conference call on Tuesday, February 28, 2012 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company’s financial results for the quarter ended December 31, 2011. The call is accessible by webcast (www.gulfisland.com) through CCBN and by dialing 1.888.708.5699. A digital rebroadcast of the call is available two hours after the call and ending March 9, 2012 by dialing 1.888.203.1112, replay passcode: 7001974.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, hull and/or deck sections of floating production platforms and other specialized structures used in the development and production of offshore oil and gas reserves. These structures include jackets and deck sections of fixed production platforms; hull and/or deck sections of floating production platforms (such as tension leg platforms (“TLPs”)), “SPARs,” “FPSOs,” “MinDOCs,” piles, wellhead protectors, subsea templates and various production, compressor and utility modules, offshore living quarters, towboats, liftboats, tanks and barges. The Company also provides offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, heavy lifts such as ship integration and TLP module integration, loading and offloading of jack-up drilling rigs, semi-submersible drilling rigs, TLPs, SPARs, or other similar cargo, onshore and offshore scaffolding, piping insulation services, and steel warehousing and sales.

GULF ISLAND FABRICATION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010

Revenue	$88,406	$43,004	$307,832	$248,286
Cost of revenue:
Contract costs	83,160	40,841	295,614	225,015
Asset impairments	-	-	7,690	-
Total cost of revenue	83,160	40,841	303,304	225,015
Gross profit	5,246	2,163	4,528	23,271
General and administrative expenses	2,383	1,863	8,187	7,947
Operating income (loss)	2,863	300	(3,659)	15,324

Other income (expense):
Interest expense	(71)	(19)	(173)	(76)
Interest income	526	2,734	1,075	5,097
Other	(8)	(40)	309	1,014
	447	2,675	1,211	6,035

Income (loss) before income taxes	3,310	2,975	(2,448)	21,359

Income taxes	1,544	1,281	(644)	8,266

Net income (loss)	$1,766	$1,694	$(1,804)	$13,093

Per share data:

Basic earnings (loss) per share - common shareholders	$0.12	$0.12	$(0.13)	$0.90

Diluted earnings (loss) per share - common shareholders	$0.12	$0.12	$(0.13)	$0.90

Weighted-average shares	14,360	14,325	14,351	14,318
Effect of dilutive securities: employee stock options	26	25	-	11
Adjusted weighted-average shares	14,386	14,350	14,351	14,329

Depreciation and amortization included in expense above	$5,477	$4,870	$20,692	$19,282

Cash dividend declared per common share	$0.06	$0.01	$0.24	$0.04

CONTACT:
Gulf Island Fabrication, Inc.
Kerry J. Chauvin, 985-872-2100
Chief Executive Officer
or
Roy F. Breerwood, III, 985-872-2100
Interim Chief Financial Officer